INTERCORPORATE SERVICES AGREEMENT


         This INTERCORPORATE SERVICES AGREEMENT (the "Agreement"), effective as of January 1, 2000, amends and supersedes that certain Intercorporate Services Agreement effective as of January 1, 1999 by and between CONTRAN CORPORATION, a Delaware corporation ("Contran"), and VALHI, INC., a Delaware corporation ("Valhi").

                                    Recitals

         A. Without direct compensation from Valhi, employees and agents of Contran and affiliates of Contran perform (i) management, financial and administrative functions for Valhi and (ii) pilot services and aircraft management functions with respect to certain aircraft owned or leased by Valhi.

         B. Without direct compensation from Contran, employees and agents of Valhi perform certain management, financial and administrative functions for Contran.

         C. Neither Contran nor Valhi separately maintain the full internal capability to perform all necessary management, financial and administrative functions that such corporation requires.

         D. The cost of maintaining the additional personnel by each party necessary to perform the functions provided by the other party pursuant to this Agreement would exceed the amount charged to such party that is contained in the net fee set forth in Section 4 of this Agreement and the terms of this Agreement are no less favorable to each party than could otherwise be obtained from a third party for comparable services.

         E. Each party desires to continue receiving the services presently provided by the other party and the other party is willing to continue to provide such services under the terms of this Agreement.

                                    Agreement

         For and in consideration of the mutual premises, representations and covenants herein contained, the parties hereto mutually agree as follows:

         Section 1. Services to be Provided by Contran. Contran agrees to make available to Valhi, upon request, the following services (the "Contran Services") to be rendered by the internal staff of Contran and affiliates of
Contran:

                  (a) Consultation and assistance in the development and implementation of Valhi's corporate business strategies, plans and objectives;

                  (b) Consultation and assistance in management and conduct of corporate affairs and corporate governance consistent with the charter and bylaws of Valhi;

                  (c) Pilot services and aircraft management functions with respect to aircraft owned or leased by Valhi; and

                  (d) Such other services as may be requested by Valhi from time to time.

         Section 2. Services to be Provided by Valhi. Valhi agrees to make available to Contran, upon request, the following services (the "Valhi Services," and collectively with the Contran Services, the "Services") to be rendered by the internal staff of Valhi:

                  (a) Consultation and assistance in maintenance of financial records and controls, including preparation and review of periodic financial statements and reports to be filed with public and regulatory entities and those required to be prepared for financial institutions or pursuant to indentures and credit agreements;

                  (b) Consultation and assistance in cash management and in arranging financing necessary to implement the business plans of Contran;

                  (c) Consultation and assistance in tax management and administration, including, without limitation, preparation and filing of tax returns, tax reporting, examinations by government authorities and tax planning;

                  (d) Consultation and assistance in performing internal audit and control functions;

                  (e) Consultation and assistance with respect to insurance and risk management;

                  (f) Consultation and assistance with respect to employee benefit plans and incentive compensation arrangements; and

                  (g) Such other services as may be requested by Contran from time to time.

         Section 3. Miscellaneous Services. It is the intent of the parties hereto that each party to this Agreement provide (a "Providing Party") only such Services as are requested by the other party (a "Receiving Party") in connection with (i) routine management, financial and administrative functions related to the ongoing operations of the Receiving Party and not with respect to special projects, including corporate investments, acquisitions and divestitures and
(ii) with respect to Contran Services, pilot services and routine aircraft management functions for aircraft owned or leased by Valhi. The parties hereto contemplate that the Services rendered by a Providing Party in connection with the conduct of each Receiving Party's business will be on a scale compared to that existing on the effective date of this Agreement, adjusted for internal corporate growth or contraction, but not for major corporate acquisitions or divestitures, and that adjustments may be required to the terms of this Agreement in the event of such major corporate acquisitions, divestitures or special projects. Each Receiving Party will continue to bear all other costs required for outside services including, but not limited to, the outside services of attorneys, auditors, trustees, consultants, transfer agents and registrars, and it is expressly understood that each Providing Party assumes no liability for any expenses or services other than those stated in this Agreement to be provided by such party. With respect to aircraft covered by this Agreement, Valhi shall continue to bear all costs associated with such aircraft's ownership, storage, operation, maintenance, insurance, taxes, fees and pilot expenses, other than such pilot's employment and benefits. In addition to the amounts charged to a Receiving Party for Services provided pursuant to this Agreement, such Receiving Party will pay the Providing Party the amount of out-of-pocket costs incurred by the Providing Party in rendering such Services.

         Section 4. Net Fee for Services. Valhi agrees to pay to Contran a net fee of $169,250 quarterly, commencing as of January 1, 2000, pursuant to this Agreement.

         Section 5. Original Term. Subject to the provisions of Section 6 hereof, the original term of this Agreement shall be from January 1, 2000 to December 31, 2000.

         Section 6. Extensions. This Agreement shall be extended on a quarter-to-quarter basis after the expiration of its original term unless written notification is given by Contran or Valhi thirty (30) days in advance of the first day of each successive quarter or unless it is superseded by a subsequent written agreement of the parties hereto.

         Section 7. Limitation of Liability. In providing Services hereunder, each Providing Party shall have a duty to act, and to cause its agents to act, in a reasonably prudent manner, but no Providing Party nor any officer, director, employee or agent of such party nor or its affiliates shall be liable to a Receiving Party for any error of judgment or mistake of law or for any loss incurred by the Receiving Party in connection with the matter to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Providing Party.

         Section 8. Indemnification. Each Receiving Party shall indemnify and hold harmless the Providing Party, its affiliates and their respective officers, directors and employees from and against any and all losses, liabilities, claims, damages, costs and expenses (including attorneys' fees and other expenses of litigation) to which such Providing Party or person may become subject arising out of the Services provided by such Providing Party to the Receiving Party hereunder, provided that such indemnity shall not protect any person against any liability to which such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on the part of such person.

         Section 9. Further Assurances. Each of the parties will make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as the other party may reasonably request and as may reasonably be required in order to effectuate the purposes of this Agreement and to carry out the terms hereof.

         Section 10. Notices. All communications hereunder shall be in writing and shall be addressed, if intended for Contran, to Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240, Attention: Chairman of the Board, or such other address as it shall have furnished to Valhi in writing, and if intended for Valhi, to Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240, Attention: President or such other address as it shall have furnished to Contran in writing.

         Section 11. Amendment and Modification. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated other than by agreement in writing signed by the parties hereto.

         Section 12. Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of Contran and Valhi and their respective successors and assigns, except that neither party may assign its rights under this Agreement without the prior written consent of the other party.

         Section 13. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state of Texas.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                                 CONTRAN CORPORATION




                                 By:
                                       -----------------------------------------
                                       Steven L. Watson
                                       President


                                 VALHI, INC.




                                 By:
                                       -----------------------------------------
                                       Bobby D. O'Brien
                                       Vice President